Exhibit 99.1

AgroFresh Solutions Reports Fourth Quarter and Full Year 2015 Results*

•                  $90 million of 2015 Adjusted EBITDA, at midpoint of guidance

•                  55% 2015 Adjusted EBITDA margins

•                  2015 constant currency Sales down 3%, compared to estimated 8%-10% decline in global apple crop

•                  Operating Cash Flow of $36 million generated in the fourth quarter

March 11, 2016 — AgroFresh Solutions, Inc. (“AgroFresh” or the “Company”) (NASDAQ: AGFS), a global leader in produce freshness solutions, announced financial results for the fourth quarter and full year ended December 31, 2015. AgroFresh became a stand-alone company upon the closing of a transaction with The Dow Chemical Company (“Dow”) on July 31, 2015 (the “Business Combination”). AgroFresh is in the business of preserving and enhancing the quality and freshness of food, reducing food waste and improving productivity.

Reported Sales for full year 2015 were $164 million, a decline of 3% year-over-year on a constant currency basis. This compares to an estimated 8% - 10% year-over-year decline in the size of the global apple crop, which is the primary crop that AgroFresh serves.

Adjusted EBITDA was $90 million for full year 2015, at the midpoint of the Company’s guidance. On a constant currency basis, Adjusted EBITDA for fiscal year 2015 declined 9% year-over-year. Adjusted EBITDA margins remained strong in fiscal year 2015 at 55%.

Margo Loebl, Executive Vice President and Chief Financial Officer, commented, “Our full year 2015 results were in line with our previously provided guidance, reflecting a strong business model and profit profile despite challenges, particularly the much smaller apple crop in the Northern Hemisphere after a record crop in 2014.”  Ms. Loebl continued, “Despite headwinds, we generated $36 million of operating cash flow in the fourth quarter. These healthy cash flows will support not only our current capital structure and funding requirements, but also our investments in growth going forward.”

Ms. Nance Dicciani Chair of the Board added, “In 2016, we remain focused on strengthening our competitive position, controlling costs, and maintaining a high-margin portfolio of current and future freshness solutions for customers. We expect to continue to build on our success as we penetrate additional fruits, build momentum for new technologies, expand our market leadership, and enter into new geographies. We are very confident in the long-term fundamentals of our markets and the business. We believe that our unique and growing capabilities to enhance our market leading positions will drive strong financial performance and value creation for shareholders.”

*Certain of the financial measures presented in this release, including Adjusted EBITDA, are non-GAAP financial measures. Please see the information and tables under “Non-GAAP Financial Measures” below for a description of these non-GAAP financial measures, and the tables at the end of this press release for a reconciliation of non-GAAP financial measures to GAAP results.

Full Year 2015 Results

Reported Sales for full year 2015 were $164 million, a decline of 3% year-over-year on a constant currency basis. The decrease in Sales was primarily attributable to a smaller apple crop in the Northern Hemisphere in 2015 following a record crop in 2014.  Increased penetration of the Company’s market leading SmartFresh™ into apples, other fruits, and new geographies helped to offset much of the impact of the smaller Northern Hemisphere apple crop.

Cost of Sales for full year 2015 was $102 million, or $29 million excluding the amortization of a non-cash inventory step-up adjustment of $73 million, resulting in an adjusted gross profit margin of 82%.

SG&A expenses for full year 2015 were $48 million. These expenses included transaction and acquisition related costs of $1.8 million, incremental recurring expenses of $4.4 million, one-time expenses of $8.1 million, and the amortization of $2.6 million of a $5.0 million upfront payment made to Dow pursuant to a Transition Services Agreement entered into on July 31, 2015.

R&D expenses for full year 2015 were $16.9 million. As planned, the Company focused its R&D spend on its high-potential growth projects, resulting in a $2.5 million year-over-year reduction in R&D expenses.

Adjusted EBITDA was $90 million for full year 2015, at the midpoint of our guidance, or a decline of 9% year-over-year on a constant currency basis. Adjusted EBITDA margins were 55%.

Fourth Quarter 2015 Results

Reported Sales for fourth quarter 2015 were $51 million, or a decline of 18% on a constant currency basis. The change in Sales was due to both a shift in sales from the fourth quarter to the third quarter due to an earlier Northern Hemisphere apple harvest in 2015 versus 2014 and the overall smaller Northern Hemisphere apple crop in 2015 following a record crop in 2014.

Cost of Sales for fourth quarter 2015 was $46 million, or $12 million excluding the amortization of a non-cash inventory step-up adjustment of $34 million.

SG&A expenses for fourth quarter 2015 were $18.6 million. These expenses included $4.7 million of non-recurring costs related to accounting, consulting, human resources and other professional services, the amortization of $1.6 million of a $5.0 million upfront payment made to Dow pursuant to a Transition Services Agreement entered into on July 31, 2015, and incremental recurring expenses of $4.3 million.

Fourth quarter 2015 Adjusted EBITDA was $27 million, a 36% decline year-over-year on a constant currency basis. The decrease was driven primarily by lower year-over-year Sales.

Balance Sheet and Cash Flow

The balance sheet on December 31, 2015 reflected the establishment of the Company as an independent public entity on July 31, 2015 as compared to the AgroFresh Business on a carve-out basis as of December 31, 2014. The year-end 2015 balance sheet reflects the addition of long-term debt of $406 million and short-term debt of $4 million associated with the financing of the Business Combination.

For full year 2015, the Company generated $49 million of cash from operating activities, excluding changes in income taxes payable while part of Dow. At December 31, 2015, the ending cash position for the Company was $58 million, reflecting an increase of $29 million versus the end of third quarter 2015.

2016 Business Outlook

The Company expects net Sales for full year 2016 to increase 5% to 12% year-over-year and expects Adjusted EBITDA to range from $90 million to $100 million.

Conference Call

The Company will conduct a conference call to discuss its fourth quarter and full year 2015 results at 8:30 a.m. Eastern Time on March 11, 2016. To access the call, please dial (844) 663-0324 from the U.S. or (970) 297-2315 from outside the U.S. The conference call I.D. number is 55982570. The call will also be available as a live webcast with an accompanying slide presentation, which can be accessed on the “Events & Presentation” tab of the Investor Relations section of the Company’s website, www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast will be available for replay for at least 90 days.

A telephonic replay of this conference call will also be available by dialing (800) 585-8367 (US) and (404) 537-3406 (International) from 10:30 am ET on March 11, 2016 until 11:59 pm ET on March 25, 2016.

Basis for Presentation

As a result of the Business Combination, the Company was identified as the acquirer for accounting purposes, and the AgroFresh Business, which is the business conducted prior to the closing of the Business Combination by Dow through a combination of wholly-owned subsidiaries and operations of Dow, including through AgroFresh Inc. in the United States, is the acquiree and accounting Predecessor. The Company’s financial statement presentation reflects the AgroFresh Business as the “Predecessor” for periods through July 31, 2015 (the “Closing Date”). Where we discuss results for the period ended December 31, 2015, we are referring to the combined results of the Predecessor for the seven months ending July 31, 2015 and the Successor for the five months ending December 31, 2015. On the Closing Date, the Company, which was formerly named Boulevard Acquisition Corp., was re-named AgroFresh Solutions, Inc. and is the “Successor” for periods after the Closing Date, which includes consolidation of the AgroFresh Business subsequent to the Closing Date. The acquisition was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the financial statements for the Predecessor period and for the Successor period are presented on different bases. The historical financial information of Boulevard Acquisition Corp. prior to the Business Combination has not been reflected in the Predecessor period financial statements as those amounts are not considered to be material.

Non-GAAP Financial Measures

This press release contains certain financial measures, in particular non-GAAP earnings per share, Adjusted EBITDA, Constant Currency Adjusted EBITDA and Constant Currency Net Sales, which are not presented in accordance with GAAP. These non-GAAP financial measures are being presented because the Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance, as management believes that these measures enhance a reader’s understanding of the financial performance of the Company, are more indicative of operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP measures exclude items that are not considered core to the Company’s operations. In particular,

Adjusted EBITDA is a key measure used by the Company to evaluate its performance, and is calculated by the Company in a manner consistent with the definition of Consolidated EBITDA in the Company’s Credit Agreement.

The Company also reports Sales performance using the non-GAAP financial measure of “constant currency” net Sales. This measure provides information on the change in net Sales assuming that foreign currency exchange rates had not changed between the prior and current period. Likewise, the Company presents both Adjusted EBITDA and constant currency Adjusted EBITDA, both of which are non-GAAP measures. In discussing the Company’s operating results, the term currency exchange rates refers to the currency exchange rates the Company uses to convert into U.S. dollars the operating results for all countries where the functional currency is not the U.S. dollar. The Company calculates the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates, and the comparable prior year period’s currency exchange rates. When the Company refers to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to understand better the Company’s underlying performance without the effects of currency exchange rate fluctuations. The comparisons presented as constant currency rates reflect comparative local currency Sales at the prior year’s foreign exchange rates. The Company routinely evaluates its net Sales performance at constant currency so that Sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of the Company’s operational activities, and the Company believes that this presentation also provides useful information to investors for the same reason.

The Company does not intend for any of the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are provided in the tables at the end of this press release.

About AgroFresh

AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. For more information, please visit www.agrofresh.com.

Investor Contact

Margaret M. Loebl

Executive Vice President and Chief Financial Officer

AgroFresh Solutions, Inc.

+1 (215) 592-3323

Cmolino@agrofresh.com

Forward-Looking Statements

In addition to historical information, this release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company’s possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to the Business Combination and/or related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov.

AgroFresh Solutions, Inc.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands, except share and per share data)

	Successor	Predecessor
	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$57,765	$—
Accounts receivable, net of allowance for doubtful accounts of $190 and $1,678, respectively	71,518	64,399
Inventories	44,176	12,193
Other assets	7,197	—
Deferred income tax assets	—	2,574
Total current assets	180,656	79,166
Property and equipment, net	4,606	4,134
Goodwill	56,006	155,953
Intangible assets, net	825,056	96,961
Deferred income tax assets	12,278	475
Other Assets	4,072	817
Total Assets	$1,082,674	$337,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$13,924	$5,944
Current portion of long-term debt	4,250	—
Income taxes payable	1,801	51,137
Deferred income tax liabilities	—	32
Accrued expenses and other current liabilities	47,595	12,057
Total current liabilities	67,570	69,170
Long-term debt	406,286	—
Other noncurrent liabilities	164,630	7,461
Deferred income tax liabilities	285	26,524
Total liabilities	638,771	103,155

Stockholders’ equity
Common stock, par value $0.0001; 400,000,000 shares authorized, 49,940,548 shares issued and 49,528,214 shares outstanding at December 31, 2015	5	—
Preferred stock; par value $0.0001, 1 share authorized and outstanding at December 31, 2015	—	—
Treasury stock; par value $0.0001, 412,334 shares at December 31, 2015	(2,397)
Additional paid-in capital	472,494	—
Accumulated deficit	(20,640)	—
Accumulated other comprehensive (loss) income	(5,559)	2,058
Net parent investment	—	232,293
Total equity	443,903	234,351
Total liabilities and stockholders’ equity	$1,082,674	$337,506

AgroFresh Solutions, Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF (LOSS) INCOME

(In thousands, except share and per share data)

	Successor		Predecessor
	Three Months Ended December 31, 2015	August 1, 2015 Through September 30, 2015	January 1, 2015 Through July 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014
Net sales	$51,431	$59,650	$52,682	$66,769	$180,508
Cost of sales (excluding amortization, shown separately below)	46,033	45,719	10,630	11,239	30,659
Gross profit	5,398	13,931	42,052	55,530	149,849
Research and development expenses	3,310	1,946	11,599	3,825	19,399
Selling, general, and administrative expenses	18,573	12,744	16,774	8,098	31,534
Amortization of intangibles	9,689	6,815	16,895	7,353	29,656
Change in fair value of contingent consideration	(25,142)	1,450
Operating (loss) income	(1,032)	(9,024)	(3,216)	36,254	69,260
Other (expense) income	(12)	(12)	8	1
Loss on foreign currency exchange	(124)	(263)
Interest expense, net	(13,889)	(9,313)	—	—	(4)
(Loss) income before income taxes	(15,057)	(18,612)	(3,208)	36,255	69,256
(Benefit) provision for income taxes	(14,641)	(4,591)	10,849	20,153	41,399
Net (loss) income	$(416)	$(14,021)	$(14,057)	$16,102	$27,857
Loss per share:
Basic	$(0.01)	$(0.28)
Diluted	$(0.01)	$(0.28)
Weighted average shares outstanding
Basic	49,845,934	49,457,847
Diluted	49,845,934	49,457,847

AgroFresh Solutions, Inc.

CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

(In thousands)

	Successor	Predecessor
	August 1, 2015 Through December 31, 2015	January 1, 2015 Through July 31, 2015	Year Ended December 31, 2014
Cash flows from operating activities
Net (loss) income	$(14,437)	$(14,057)	$27,857
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,763	17,379	30,393
Provision for bad debts	190	—	—
Stock based compensation	1,124	—	—
Pension Expense	119	—	—
Amortization of inventory fair value adjustment	73,054	—	—
Deferred financing cost	130	—	—
Transaction costs	(4,487)	—	—
Accretion of fees and discounts on long-term debt	781	—	—
Accretion of contingent consideration	11,862	—	—
Decrease in contingent consideration	(23,692)	—	—
Deferred income taxes	(19,886)	(4,218)	(9,739)
Loss on sales of property	—	(12)	—
Other	2,556	—	—
Changes in operating assets and liabilities (net of effects of acquisition):	—	—	—
Accounts receivable	(42,703)	42,585	(3,420)
Inventories	2,288	(5,756)	(3,719)
Prepaid expenses and other current assets	(1,159)	—	365
Accounts payable	13,785	(798)	—
Accrued expenses and other current liabilities	2,492	—	—
Income taxes payable	—	(36,070)	—
Other assets and liabilities	—	(4,651)	14,074
Net cash provided by (used in) operating activities	18,780	(5,598)	55,811

Cash flows from investing activities
Cash paid for property and equipment	(516)	(676)	(1,300)
Proceeds from sale of property	—	63	—
Acquisition of business, net of cash acquired	(625,541)	—	—
Restricted cash	220,505	—	—
Net cash used in investing activities	(405,552)	(613)	(1,300)

Cash flows from financing activities
Proceeds from long term debt	425,000	—	—
Payment of debt issuance costs	(13,120)	—	—
Payment of revolving credit facility fees	(1,266)	—	—
Other financing costs	(7,776)	—	—
Repayment of long term debt	(2,125)	—	—
Proceeds from private placement	50,000	—	—
Borrowings under revolving credit facility	500	—	—
Repayments of revolving credit facility	(500)	—	—
Insurance premium financing	1,294	—	—
Repayment of notes payable	(380)	—	—
Repurchase of stock for treasury	(2,397)
Repurchase of warrants	(2,524)	—	—
Cash transfers to/from parent, net	—	6,211	(54,511)
Net cash provided by (used in) financing activities	446,706	6,211	(54,511)
Effect of exchange rate changes on cash and cash equivalents	(2,253)	—	—
Net (decrease)/increase in cash and cash equivalents	57,681	—	—
Cash and cash equivalents, beginning of period	84	—	—
Cash and cash equivalents, end of period	$57,765	$—	$—
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$10,411
Income taxes	$—
Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock as consideration for acquisition of business	$210,000
Acquisition-related contingent consideration	$190,150

GAAP to Non-GAAP Reconciliations

The following tables set forth reconciliations of the non-GAAP financial measures used in this press release to the most closely comparable GAAP financial measures. See “Non-GAAP Financial Measures” above for more information.

Adjusted EBITDA

The following is a reconciliation between the non-GAAP financial measure of Adjusted EBITDA and Constant Currency Adjusted EBITDA to their most directly comparable GAAP financial measure, income (loss) before income taxes:

	Combined	Successor		Predecessor
	Twelve Months Ended December 31, 2015	Three Months Ended December 31, 2015	August 1, 2015 Through September 30, 2015	January 1, 2015 Through July 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014

GAAP (loss) income before income taxes	$(36,877)	$(15,057)	$(18,612)	$(3,208)	$36,255	$69,256
Amortization of Inventory Step-up (1)	73,054	34,352	38,702	—	—	—
Transaction and acquisition related costs (2)	1,813	—	1,813	—	—	—
Share-based compensation (3)	1,461	407	673	381	125	557
Interest expense (4)	23,202	13,889	9,313	—	—	—
Depreciation and amortization (3)	36,813	11,465	7,969	17,379	7,513	30,311
Stand-alone costs (5)	905	581	324	—	—	—
Research & development cost synergies (6)	3,249	—	—	3,249	1,404	5,802
Other non-recurring costs (3)	10,364	6,390	3,470	504	689	689
Loss on currency translation (7)	387	125	262	—	—	—
Mark-to-market adjustments, net (8)	(23,692)	(25,142)	1,450	—	—	—
Pro forma deferred revenue (9)	(1,167)	—	—	(1,167)	(500)	(2,000)
Franchise and state taxes (3)	371	371	—
Non-GAAP adjusted EBITDA	$89,883	$27,381	$45,364	$17,138	$45,486	$104,615
Constant currency adjustment (10)	4,909	1,559	2,796	554	—	—
Non-GAAP constant currency adjusted EBITDA	$94,792	$28,940	$48,160	$17,692	$45,486	$104,615

(1)         The amortization of inventory step-up related to the acquisition of AgroFresh is charged to income based on the pace of inventory usage

(2)         Costs associated with the Business Combination incurred in the current period

(3)         Expenses incurred during the period added back to EBITDA related to equity compensation, depreciation & amortization largely associated with intangible assets, franchise and business and occupation taxes, pro forma run-rate savings, and certain non-recurring expenses incurred during the period primarily related to professional services, relocation costs and a write-off of inventory

(4)         Interest paid on the term loan, inclusive of accretion for debt discounts and debt issuance costs, as well as accretion on contingent consideration

(5)         Administrative and professional fees associated with becoming a stand-alone public company

(6)         R&D savings related to two projects (Invinsa and IDC)

(7)         Non-cash adjustment to the fair value of contingent consideration

(8)         Loss on currency translation relates to net gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies

(9)         Deferred revenue associated with a revenue agreement not included in the Business Combination

(10)  Constant currency figures are based upon 2015 results using 2014 average foreign exchange rates

Non-GAAP EPS

The following is a reconciliation between non-GAAP earnings per diluted share to its most directly comparable GAAP (unaudited) financial measure, (loss) income per basic and diluted share:

	Successor		Predecessor
	Three Months Ended December 31, 2015	August 1, 2015 Through September 30, 2015	January 1, 2015 Through July 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014
Reported GAAP (loss) income per basic and diluted	(0.01)	(0.28)	—
GAAP (loss) income per basic and diluted (1)	—	—	(0.28)	0.32	0.56
Amortization of inventory step-up (2) (9)	0.45	0.51	—
Transaction and acquisition related costs (3) (9)	—	0.02	—
Stand-alone costs (4)(9)	0.01	—	—
Research & development savings (5) (9)		—	0.04	0.02	0.08
Other non-recurring costs (6) (9)	0.08	0.05	0.01	0.01	0.01
Accretion of Contingent Consideration (7) (9)	0.09	0.06
Mark-to-market adjustments, net (8) (9)	(0.33)	0.02	—
Non-GAAP earnings (loss) per basic share	0.29	0.38	(0.23)	0.35	0.65

(1)               Earnings per share not reported, effected for reported tax rate

(2)               The amortization of inventory step-up related to the acquisition of AgroFresh is charged to income based on the pace of inventory usage

(3)               Costs associated with the Business Combination incurred in the current period

(4)               Administrative and professional fees associated with becoming a stand-alone public company

(5)               R&D savings related to two projects (Invinsa and IDC)

(6)               Expenses incurred during the period added back to EBITDA related to pro forma run-rate savings and certain non-recurring expenses incurred during the period

(7)               Represents accretion of the contingent consideration factors related to the Business Combination

(8)               Non-cash adjustment to the fair value of contingent consideration

(9)               These adjustments were effected using an estimated 35% tax rate for each period

Constant Currency

The table below reflects the calculation of constant currency for net sales and Non-GAAP Adjusted EBITDA for the three and twelve months ended December 31, 2015 and 2014.

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net Sales:
As reported	$51,431	$66,769	$163,763	$180,508
Currency exchange rate fluctuations (1)	3,557	—	11,388	—
Constant currency adjusted net sales	$54,988	$66,769	$175,151	$180,508

As Reported Growth Rates	-23.0%		-9.3%
Constant Currency Growth Rates	-17.6%		-3.0%

Adjusted EBITDA:
As reported	$27,381	$45,486	$89,883	$104,615
Currency exchange rate fluctuations (1)	1,559	—	4,909	—
Constant currency adjusted EBITDA	$28,940	$45,486	$94,792	$104,615

As Reported Growth Rates	-39.8%		-14.1%
Constant Currency Growth Rates	-36.4%		-9.4%

(1)               Constant currency figures are based upon 2015 results using 2014 average foreign exchange rates